EXHIBIT 99.1

MediaRing Ltd (RCB No: 199304568R) 750A Chai Chee Road #05-01 Technopark @ Chai Chee Singapore 469001 Tel: 65 6441 1213 Fax: 65 6441 3013 www.mediaring.com
BY HAND & FAX
Pacific Internet Limited
89 Science Park Drive
#02-05/06 The Rutherford
Singapore Science Park
Singapore 118261
Attn: The Board of Directors
22 November 2006
Dear Sirs
NOTICE PERIOD FOR THE EXTRAORDINARY GENERAL MEETING (“EGM”) OF PACIFIC INTERNET LIMITED (“PACNET”) HELD ON 7 NOVEMBER
We refer to the EGM that was held on 7 November, following the registration of PacNet’s Proxy Statement on 16 October 2006.
We wish to bring to your attention that the proxy cards and Proxy Statements for the EGM were only received by us in respect of our shares held in our nominees’ names on 13 November 2006, almost a week after the EGM. It appears that there may be other shareholders who also only just received their proxy cards recently, after the EGM.
As you would recall in our letter of 11 October to the PacNet Board, we had requested, inter alia, for the Extraordinary General Meeting (“EGM”) of Pacific Internet Limited (“PacNet”) to be deferred to a later date in view of the short notice period to shareholders. We had highlighted in our letter the importance of the proposals to be considered at the EGM and therefore the need for a sufficiently long notice period for proper dissemination of the EGM materials to PacNet’s shareholders. We had further emphasised that save for the 3 largest shareholders (MediaRing, Vantage Corporation and Connect Holdings), almost all the shareholders hold their shares through depository agents and brokers and as such, dissemination of the EGM materials to the ultimate shareholders in the various parts of the USA and other countries would take a number of days. As mentioned in our letter, our US counsel had advised that the customary notice period for shareholders’ meetings is at least 30 days to allow ample time for solicitation of proxies.
Despite our concerns voiced in our letter of 11 October, PacNet Board decided to proceed with the holding of the EGM on 7 November 2006, and the Proxy Statement and proxy cards were, to our knowledge, only despatched around 19 October 2006 or thereabout. As the Proxy Statement and proxy cards were only despatched about two weeks before the cut-off date for the submission of proxy cards, we will not be surprised if a number of the shareholders never received their EGM materials, in particular their proxy cards, even right up to the cut-off date and time for proxy voting.

As the minority shareholders (i.e. other than MediaRing, Vantage Corporation and Connect Holdings) constitute approximately 28% of the issued shares of PacNet, the votes of these shareholders could well affect the results of the EGM. Based on the total number of votes cast for the resolutions at the EGM and the negligible number of votes cast in abstention, it appears that out of a total of 13,683,796 issued PacNet shares, an average of only about 10 million votes (or 73% of the total shareholdings) were cast for the resolutions. These votes cast comprised almost entirely of the combined shareholdings of MediaRing, Vantage and Connect Holdings (with aggregate votes of approximately 9.5 million) and clearly suggests to us that the number of the other minority shareholders who cast their votes is negligible. We believe that one of the reasons for such insignificant votes cast by minority shareholders could be that a number of the minority shareholders did not receive the EGM materials in time before the cut-off date for the submission of the proxy cards. We also note that no press advertisement was placed by PacNet to publish the Notice of the EGM. In addition, we were advised that the design of the proxy card did not allow for internet or telephone voting, and hence deprived shareholders the opportunity to vote via internet or telephone voting.
The right of all shareholders to receive the Proxy Statement and proxy cards in time to allow them to digest the information and instruct their brokers or depository agents on their voting before the cut-off time for the submission of proxy cards is a right which should not be overlooked or taken lightly, in particular in matters as important as the election of PacNet Board members. For the benefit of MediaRing as a shareholder with a direct and legitimate interest in the outcome of the EGM, as well as for the benefit of the minority shareholders, we request that you provide an explanation and your justifications for deciding to convene the EGM with such short notice, in spite of our views and concerns on the insufficiency of notice expressed in our letter to you on 11 October.
Thank you.
Yours faithfully,
MEDIARING LTD

/s/ Khaw Kheng Joo
Khaw Kheng Joo
Director